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                                               FILED PURSUANT TO RULE 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 3                REGISTRATION STATEMENT NO. 333-51103
(To Prospectus Dated June 15, 1998)


                              CKE RESTAURANTS, INC.

                        $197,225,000 PRINCIPAL AMOUNT OF
                 4-1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                (INTEREST PAYABLE ON MARCH 15 AND SEPTEMBER 15)

                        4,091,465 SHARES OF COMMON STOCK


        This Prospectus Supplement supplements information contained in that certain Prospectus dated June 15, 1998 (as amended or supplemented, the "Prospectus") of CKE Restaurants, Inc. relating to the potential sale from time to time of up to $197,225,000 aggregate principal amount of Notes and the Shares of Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

        The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders named below and the respective principal amounts of Notes and Shares beneficially owned by such Selling Securityholders that may be offered pursuant to the Prospectus:


                                                       NUMBER OF    PRINCIPAL AMOUNT     NUMBER OF
                                 PRINCIPAL AMOUNT       SHARES          OF NOTES          SHARES
           NAME OF                   OF NOTES         BENEFICIALLY       TO BE            TO BE
     SELLING STOCKHOLDER        BENEFICIALLY OWNED      OWNED(1)         SOLD(2)          SOLD(2)
     -------------------        ------------------    ------------  ----------------     ---------
BancAmerica Robertson Stephens      $2,000,000           41,490         $2,000,000           --

Canadian Imperial Holdings, Inc.    $5,000,000          103,725         $5,000,000           --

OCM Convertible Trust               $5,310,000          110,156         $5,310,000           --

OCM Convertible Limited
Partnership                           $100,000            2,074           $100,000           --

OCM Convertible Limited
Partnership                           $100,000            2,074           $100,000           --

Delta Air Lines Master Trust        $2,090,000           43,357         $2,090,000           --

State Employees' Retirement
Fund of the State of Delaware       $1,360,000           28,213         $1,360,000           --

Partner Reinsurance Company Ltd.      $540,000           11,202           $540,000           --

State of Connecticut Combined
Investment Funds                    $5,190,000          107,667         $5,190,000           --






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

Chrysler Corporation Master
Retirement Trust                    $4,170,000           86,507         $4,170,000           --

Combined Insurance Company
of America                          $1,235,000           25,620         $1,235,000           --

Raytheon Company Master
Pension Trust                       $2,125,000           44,083         $2,125,000           --

Vanguard Convertible
Securities Fund                     $3,780,000           78,416         $3,780,000           --

AAM/Zazove Institutional
Income Fund, L.P.                     $900,000           18,670           $900,000           --

American Investors Life
Insurance Company, Inc.             $1,750,000           36,304         $1,750,000           --

Employers Reinsurance Corp.         $1,750,000           36,304         $1,750,000           --

General Motors Investment
Management Corp.                    $9,000,000        1,867,064         $9,000,000           --

Motors Insurance Corp.              $1,250,000           25,931         $1,250,000           --

Regence Blue Cross/Blue
Shield of Idaho                       $100,000            2,074           $100,000           --

Regence Blue Cross/Blue
Shield of Oregon                      $169,000            3,505           $169,000           --

Regence Blue Cross/Blue
Shield of Utah                         $53,000            1,099            $53,000           --

Regence Blue Cross/Blue
Shield of Washington                  $278,000            5,767           $278,000           --





      All information in this Prospectus Supplement is as of June 25, 1998.

            The date of this Prospectus Supplement is June 30, 1998.





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